CORE-MARK HOLDING COMPANY, INC.
2019 Long-Term Incentive Plan

Performance Restricted Stock Unit Agreement
This Performance Restricted Stock Unit Agreement (this “Agreement”) is made by and between Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”), effective as of _____________, 20__ (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant to the Participant performance-based vesting Restricted Stock Units (the “Performance RSUs”) provided for herein, which will provide the Participant the opportunity to acquire shares of Common Stock (“Shares”) upon the settlement of such Performance RSUs on the terms and conditions set forth in the Plan and this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Performance RSUs. The Company hereby grants to the Participant _____________ Performance RSUs, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan. Except as provided in Section 3(e) of this Agreement, and otherwise notwithstanding anything to the contrary, all Performance RSUs shall be forfeited by the Participant (whether vested or unvested) if the Committee does not certify in writing that the Company has achieved the performance goals as set forth on Exhibit A hereof (the “Performance Goals”). Such certification of the Performance Goals shall occur no later than sixty (60) days following the last day of the Performance Period (as defined below). The Performance RSUs also shall be subject to vesting in accordance with Section 3 of this Agreement.

2.
Settlement of Performance RSUs. Subject to the provisions of this Agreement, on each Vesting Date (as defined below) or as soon as practicable, but no later than thirty (30) days, thereafter, the Company shall deliver to the Participant one or more Shares equal to the number of Performance RSUs that vested on such Vesting Date. Prior to settlement, the Participant shall make arrangements with the Company for the satisfaction of any federal, state, local or foreign withholding obligations that may arise in connection with such settlement in accordance with the terms of the Plan.

3.	Performance Period; Vesting; Forfeiture; Acceleration of Performance RSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the Performance RSUs shall vest as follows:

(a)
Performance Period. The Participant may earn up to 100% of the Performance RSUs based on the Company’s achievement of the Performance Goals for the twelve (12) month period commencing _____________ and ending on _____________ (the “Performance Period”).

(b)
Shares Eligible to Vest. The number of Performance RSUs eligible to vest shall be equal to the number of Performance RSUs listed under each of the highest Performance Goals achieved as described in Exhibit A, as further adjusted in accordance with the notes set forth in Exhibit A.

(c)
Vesting Schedule. Subject to the Participant’s continued Service on each Vesting Date, and the achievement of the Performance Goals, the number of eligible Performance RSUs determined pursuant to Section 3(b) of this Agreement shall vest, if at all, as follows:

(i)	one third (1/3rd) of the Performance RSUs shall vest on the later of certification of Performance Goals by the Company or the first anniversary of the Date of Grant,

(ii)	one third (1/3rd) of the Performance RSUs shall vest on _____________, and

(iii)	the remaining one third (1/3rd) of the Performance RSUs shall vest on _____________ (each of (i), (ii) and (iii), a “Vesting Date”).

(d)	Forfeiture.

(i)
Unless otherwise provided in Section 3(e) of this Agreement, Performance RSUs that fail to be eligible to vest in accordance with the Performance Goals shall be forfeited. Unless otherwise provided in Section 3(e) of this Agreement, if none of the Performance Goals are achieved during the Performance Period, then no Performance RSUs shall be eligible to vest and all such Performance RSUs shall be forfeited without consideration.

(ii)
If the Participant has a termination of Service for any reason, other than as described in Section 3(e) of this Agreement, the Performance RSUs, to the extent not then-vested, shall be forfeited by the Participant without any consideration.

(iii)	Performance RSUs that fail to vest in accordance with this Agreement shall be forfeited without consideration.

(e)	Acceleration.

(i)
In the event the Participant has a termination of Service due to death or Disability on or following the first anniversary of the Date of Grant, subject to the Company’s achievement of the Performance Goals, the outstanding Performance RSUs eligible to vest in accordance with Section 3(b) of this Agreement shall become fully vested and non-forfeitable at the target level on the date of the Participant’s termination of Service, which date shall be treated as the Vesting Date for purposes of the settlement provisions of Section 2 of this Agreement.

(ii)
Subject to Section 5.4 of the Plan, in the event of a Change of Control on or following the end of the Performance Period and within one year of such Change of Control, the Participant has a termination of Service by the Company without Cause or by the Participant with Good Reason, subject to the Company’s achievement of the Performance Goals, the outstanding Performance RSUs eligible to vest in accordance with Section 3(b) of this Agreement shall become fully vested and non-forfeitable on the date of the Participant’s termination of Service, which date shall be treated as the Vesting Date for purposes of the settlement provisions of Section 2 of this Agreement.

(iii)
For purposes of this Agreement, “Good Reason” has the same meaning as provided in the Participant’s employment agreement with the Company; however, if the Participant does not have an employment agreement, which provides such definition, Good Reason means the termination of Service of the Participant following the occurrence of one of the following without such Participant’s written consent: (A) a material reduction of the Participant’s authorities, duties or responsibilities; (B) a material reduction in the Participant’s salary and benefits (other than benefits under programs that apply to all similarly situated employees or employees of the Company in general); or (C) an adverse change in the principal work location of the Participant of more than 100 miles from its current location; provided, however, that the events described in clauses (A), (B), and (C) hereof shall constitute Good Reason only if the Participant gives notice to the Company of such Good Reason condition within thirty (30) days of such condition first occurring and the Company fails to cure any such event within thirty (30) days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that the Participant’s termination of Service must occur within ten (10) days of the end of the Company’s cure period.

4.
Withholding Requirements. The Company shall have the power and the right to require the Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any Shares deliverable under this Agreement to satisfy such withholding obligation, or in the sole discretion of the Committee, such greater amount necessary to satisfy the Participant’s maximum expected tax liability, provided that such withholding does not result in adverse tax or accounting consequences to the Company. For the avoidance of doubt, the Participant has the right to elect to satisfy such withholding obligation by tendering Shares to the Company or having the Company withhold a number of Shares having a value equal to such withholding obligation.

5.
Dividend Equivalents. With respect to each Performance RSU the Participant shall have the right to receive an amount equal to the per Share dividend (if any) paid by the Company during the period between the Date of Grant and the Performance RSU’s settlement, subject to the remainder of this Section 5. When dividends are paid by the Company, the Participant shall be credited with an amount determined by multiplying the number of the Participant’s unsettled Performance RSUs by the dividend per Share, which amount shall be held by the Company and subject to forfeiture until the related Performance RSUs vest in accordance with Section 3 of this Agreement. Such dividends shall be paid to the Participant on the date of the settlement of the Performance RSUs to which the dividends relate pursuant to Section 2 of this Agreement. The right to dividends shall be forfeited by the Participant without any consideration if the Committee does not certify in writing that the Performance Goal has been attained.

6.
Adjustment of Shares or Performance Goal. If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, merger, reorganization or other transaction contemplated by Section 4.4 of the Plan, the Performance RSUs and the Performance Goals may be adjusted in accordance with Section 4.4 of the Plan.

7.
Restrictive Covenants. The Company will provide the Participant with confidential information during the period of the Participant’s Service with the Company. In consideration for the provision of this confidential information, as well the Restricted Stock Units granted herein, the Participant agrees to be bound by the restrictive covenants set forth on Exhibit B attached hereto. The Participant hereby expressly acknowledges and agrees as follows: (i) the restrictive covenants set forth on Exhibit B attached hereto are reasonable in all respects, and necessary to protect the legitimate business and competitive interests of the Company in connection with its business; (ii) this Agreement constitutes an otherwise enforceable agreement to which the terms and provisions of Exhibit B attached hereto are ancillary or a part of; (iii) the consideration provided by the Company pursuant to the Participant’s Service with the Company and under this Agreement is not illusory; and (iv) the consideration provided by the Company pursuant to the Participant’s Service with the Company and under this Agreement, including, without limitation, the provision by the Company of confidential information to the Participant, as well as the Restricted Stock Units granted herein, gives rise to the Company’s interest in restraining and prohibiting the Participant from engaging in the activities described in Exhibit B attached hereto, and the Participant’s covenant not to engage in these activities is designed to enforce the Participant’s consideration (or return promises), including, without limitation, the Participant’s promise to not disclose confidential information and to preserve the Company’s business goodwill.

8.	Miscellaneous Provisions.

(a)
Rights of a Stockholder of the Company. Prior to settlement of the Performance RSUs in Shares, neither the Participant nor the Participant’s representative will have any rights as a stockholder of the Company with respect to any Shares underlying the Performance RSUs. To the extent the Company pays any regular cash dividends to its stockholders, dividend equivalent rights with respect to the shares will be accumulated and will be deemed reinvested in additional Performance RSUs.

(b)
Securities Laws/Legend on Certificates. The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of Shares under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may request which satisfies such requirements. The certificates representing the Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(d)
Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance RSUs pursuant to this Agreement.

(e)
Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

(f)	Choice of Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.

SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g)
Performance RSUs Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance RSUs are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Participant has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of the Plan and this Agreement.

(h)
Amendment. The Committee may amend or alter this Agreement and the Performance RSUs granted hereunder at any time; provided, that, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Agreement or with respect to the Performance RSUs.

(i)	Fractional Shares. Fractional Shares shall not be issued and any rights thereto shall be forfeited without consideration.

(j)
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(k)	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l)
Compliance with Section 409A. The Company intends that the Performance RSUs and right to receive dividend equivalents be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the Performance RSUs or payment of dividends. In the event the Performance RSUs or dividends are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 15.8 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her “separation from service” (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such “separation from service” (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six (6) month period or as soon as administratively practicable thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.” If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(m)
No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to the Performance RSUs. The Committee and the Company make no guarantees regarding the tax treatment of the Performance RSUs. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A or Section 457A of the Code or otherwise and none of the Company, any Subsidiary or Affiliate, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

(n)
Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service (or in the case of non-U.S. Participant, the foreign postal service of the country in which the Participant resides), by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: Human Resources, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(o)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(p)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(q)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Performance RSUs subject to all of the terms and conditions of the Plan and this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Performance Restricted Stock Unit Agreement as of the dates set forth below.

PARTICIPANT	CORE-MARK HOLDING COMPANY, INC.

By:

Date:	Date: